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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 11)*


                                  VIASAT, INC.
                                 --------------
                                (Name of Issuer)


                                  COMMON STOCK
                              ---------------------
                         (Title of Class of Securities)


                                   92552V-10-0
                                ----------------
                                 (CUSIP Number)



                                DECEMBER 31, 2008
                         -------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

---------------------                                     ----------------------
CUSIP NO. 92552V-10-0                 13G                  PAGE  2  OF  3  PAGES
---------------------                                     ----------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON

          MARK D. DANKBERG
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [ ]
          (b)  [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
       NUMBER OF         5   SOLE VOTING POWER

        SHARES               368,126
                         -------------------------------------------------------
     BENEFICIALLY        6   SHARED VOTING POWER

       OWNED BY              1,496,412
                         -------------------------------------------------------
         EACH            7   SOLE DISPOSITIVE POWER

       REPORTING             368,126
                         -------------------------------------------------------
        PERSON           8   SHARED DISPOSITIVE POWER

         WITH:               1,496,412
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,864,538
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

ITEM 1.

           (a)    Name of Issuer: ViaSat, Inc.

           (b) Address of Issuer's Principal Executive Offices: 6155 El Camino Real, Carlsbad, CA 92009

ITEM 2.

           (a)    Name of Person Filing:

                      MARK D. DANKBERG

           (b)    Address of Principal Business Office or, if none, Residence:
                  6155 El Camino Real, Carlsbad, CA 92009

           (c)    Citizenship: United States of America

           (d)    Title of Class of Securities: Common Stock

           (e)    CUSIP Number: 92552V-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

ITEM 4.    OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


           (a) Amount Beneficially Owned: 1,864,538 (including options to purchase 368,126 shares exercisable within 60 days of December 31, 2008)

           (b)    Percent of Class: 5.9%

           (c)    Number of shares as to which such person has:

                  (i)     sole power to vote or to direct the vote: 368,126

                  (ii)    shared power to vote or to direct the vote: 1,496,412

                  (iii)   sole power to dispose or to direct the disposition of:
                          368,126

                  (iv) shared power to dispose or to direct the disposition of: 1,496,412

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: NOT APPLICABLE

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: NOT
           APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP: NOT APPLICABLE

ITEM 10.   CERTIFICATION: NOT APPLICABLE


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                             February 11, 2009
                                             -----------------------------------
                                             Date

                                             /s/ MARK D. DANKBERG
                                             -----------------------------------
                                             Signature

                                             Mark D. Dankberg
                                             -----------------------------------
                                             Printed Name